Exhibit 99.1

FOR IMMEDIATE RELEASE
For more information, contact:
David Flanery
Chief Financial Officer
502-261-4753

PAPA JOHN’S UPDATES STATUS OF EXECUTIVE OFFICERS’
PRE-ARRANGED STOCK TRADING PLANS

Louisville, Kentucky (December 22, 2006) — Papa John’s International, Inc. (NASDAQ: PZZA) today announced an update on the status of pre-arranged stock trading plans entered into by company executive officers.  Certain of the company’s executive officers, including John H. Schnatter, Founder and Executive Chairman, and J. David Flanery, Senior Vice President and Chief Financial Officer, have adopted pre-arranged trading plans under Securities and Exchange Commission Rule 10b5-1 in order to sell shares, or exercise stock options and sell the underlying shares, under predetermined criteria and limitations.

As previously disclosed on Form 8-K (filed September 8, 2006), Mr. Schnatter and Mr. Flanery adopted stock trading plans to sell up to a total of 300,000 shares and 20,000 shares, respectively, of company stock for the purposes of asset diversification, estate planning and liquidity.  As of December 21, 2006, 310,000 shares remained available for sale under those plans.  Mr. Schnatter’s and Mr. Flanery’s plans are scheduled to terminate on August 31, 2007, and December 17, 2007, respectively, unless they terminate sooner under plan provisions.

The executive officers adopted their trading plans under guidelines specified under Rule 10b5-1 of the Securities Exchange Act of 1934 and the company’s policies applicable to their trading in company securities.  Rule 10b5-1 permits persons who do not have material, nonpublic information about a company to establish pre-arranged plans to buy or sell securities of that company, in order to permit diversification of investment portfolios, to spread securities transactions over extended periods to reduce market impact, and to avoid concerns about transactions occurring at a time when those persons might have material, nonpublic information about the company.  All transactions under the trading plans will be disclosed publicly as required through filings with the Securities and Exchange Commission.

Also as previously disclosed on Form 8-K (filed February 3, 2005), and in the company’s annual proxy statements in 2005 and 2006, upon the commencement of the employment of Nigel Travis, Chief Executive Officer, on January 31, 2005, the company granted Mr. Travis an option to purchase 400,000 shares of common stock at $16.085, the market price on the date of the grant (all adjusted for a two-for-one stock split effective in January 2006).  A portion of that option, for the purchase of 165,570 shares, was awarded under NASDAQ rules applicable to options granted as an “inducement” to employment.  The entire option, including the inducement portion, will vest on January 31, 2007, and has a term ending not later than January 31, 2010.  Mr. Travis has not executed a 10b5-1 trading plan with respect to any company stock option or any other purchases or sales of company stock, though he reserves the right to do so at any time in accordance with applicable policies, rules and regulations.

* * *

At November 19, 2006, there were 2,994 Papa John’s restaurants (580 company-owned and 2,414 franchised) located in 49 states and 26 countries.  For more information about the company, visit Papa John’s at http://www.papajohns.com.